Exhibit 99.1

PRESS RELEASE

Contacts:

John P. Leighton Chairman & CEO 201-459-9500 FOR IMMEDIATE RELEASE	Michael T. Dorsey EVP & General Counsel 800-888-8118 August 18, 2003

CROWN TO CHANGE ITS MARKET PARTICIPANT SYMBOLS

EFFECTIVE TODAY CROWN WILL MAKE MARKETS UNDER THE SYMBOL CRWN

Jersey City, NJ, August 18, 2003: Crown Financial Group, Inc. (formerly M.H. Meyerson & Co., Inc., Nasdaq-SCM: MHMY-News) today announced that it has changed its market participation identification (“MPID”) symbols to CRWN from MHMY for market making and CRWC from MHMC for order entry.

“Changing our MPIDs is yet another example of the change that has been occurring here since my new management team and I arrived earlier this year. Over the last seven months, we have transformed our focus to one dedicated to meeting the liquidity needs of brokers, dealers, and asset managers,” explained Mr. Leighton, Crown’s Chairman and Chief Executive Officer. “Other recent changes include shifting to a more robust trading system and a renewed relationship with our clearing firm,” Mr. Leighton continued.

On July 10, 2003, Crown successfully converted to the latest version of Sungard’s equities trading system, Smart Brass. Furthermore, on August 7, 2003, Crown disclosed in a Form 8-K filed with the Securities and Exchange Commission that its clearing firm, Spear, Leeds & Kellogg, L.P. (“SLK”), agreed to extend the date of maturity from August 31, 2003 to August 31, 2005 of the National Association of Securities Dealers approved subordinated loan agreement dated June 3, 1997, as amended. The extension of the maturity of the subordinated loan occurred in conjunction with a renegotiation of the clearing services SLK provides to Crown.

Crown Financial Group, Inc. is an international financial services firm, with five separate divisions: Wholesale Market Making, Correspondent Services, Fixed Income Services, Institutional Sales, and Investment Banking. Crown currently makes markets in over 6,800 Nasdaq and non-Nasdaq OTC securities and has particular expertise trading Nasdaq SmallCap and OTC Bulletin Board securities.

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.